Exhibit 99
July 10, 2009
Dear Shareholders:
     The Board of Directors today approved a dividend of $.01 per share payable on August 1, 2009 to shareholders of record July 21, 2009. This was the amount available for a dividend payment from our estimated earnings of $.05 per share for the second quarter. Our year-to-date net earnings estimate is $.15 per share.
     Our fundamental business — generating net interest income from the difference in interest that we pay on deposits and interest that we collect on loans — remains strong. According to the first quarter 2009 Federal Reserve’s Uniform Bank Performance Report, our net interest margin was 4.01% compared to our peer bank’s margin of 3.37%. However, we continue to place a large portion of this margin into our reserve for loan losses, and we continue to have the related expenses of collections and foreclosures. In addition, during the second quarter, the FDIC announced a special assessment which for Citizens Banking Company was approximately $502,000. The FDIC also announced that an additional assessment of approximately the same amount later in 2009 is probable.
     For the six month period ending June 30, 2009, our net income before loan loss provisions, FDIC premiums, and “Other Bad Debt and Collection Expense” was $1.02 per share 1. This was a 26% improvement over the same period of 2008 and a 7% improvement over the same period of 2007. Our bottom line suffered due to the effects of the economic recession. You can see the impact of additional provisions for loan losses, increases in FDIC premiums, and added costs of bad debt and collection work in the table below. While these issues continue to have a significant effect on our bottom line and the funds available for dividends, they will not last forever.

	June 30, 2007	June 30, 2008	June 30, 2009

Net Income Per Share [1]	$.95	$.81	$1.02
(Before loss provision, FDIC Premium, and Other Bad Debt Expense)

Provision for Loan Loss Per Share	$.08	$.54	$.62
FDIC Premium Per Share	$.01	$.01	$.15
Bad Debt & Collection Expenses	$.03	$.04	$.09

Total Economic Impact Items Per Share	$.12	$.59	$.86

Net Income Per Share before Tax	$.83	$.22	$.16

Federal Income Tax	$.24	$.04	$.01

Net Income Per Share	$.59	$.18	$.15
     As you can see, before the expenses listed, our net income through June was $.07 per share more in 2009 than in 2007, but economically sensitive expenses were $.74 per share greater.
     In addition to the detail above, we are pleased to report general operating expenses (exclusive of the economically related expenses) show a decrease from $2.38 per share for the first half of 2007 to $2.17 per share for the first half of 2009. Exclusive of the economic issues, we are pleased with the results. Our margin is strong relative to peer, our fee income is holding, and we have reduced operating expenses exclusive of those above. The bottom line performance all comes back to the effects of the recession.
     We expect things to eventually get better and eagerly await signs of progress. But looking at the statistics, trade publications, and news reporting it appears the recession is going to linger and will have a harder impact on Ohio than other areas of the country. Enduring these problems is difficult and frustrating for all of us.

     We can only focus on the fact that at some point the economy will stabilize and the employment situation will improve, the FDIC will reduce their insurance premiums, and the expense of handling non-performing loans will diminish. Once these issues are behind us, we expect that First Citizens’ capacity to generate earnings and pay dividends should be readily apparent and should be recognized by the markets.
     In the meantime, we are maintaining the short term focus on capital, liquidity and asset quality that will guide us through the recession with the least negative impact on the company. Our capital ratios remain stable because of our positive earnings and the reduction of dividends. Our capital position was also strengthened with the addition of the CPP funds. We firmly believe that in this unstable economic time the additional strength added by the CPP funds has been the prudent thing to do and will provide added flexibility to participate in any FDIC branch opportunities. Our liquidity ratios remain strong relative to peer. For the month of June 2009, we averaged approximately $69,000,000 in cash and cash equivalents. While there is a cost to maintaining a strong liquidity position, we must remember that the lack of liquidity has been a significant issue for banks. With respect to asset quality, our non-performing loans at the end of March, 2009 represented 4.65% of the portfolio. This is down from 4.87% in December, 2008. The March number for peer banks was 4.36%. The repossessed property on our books in March was .15% of our assets, compared to .52% of assets for peer banks.
     While much of our energies are devoted to the problems discussed in this letter, we are still running a service organization that meets the needs of 38,000 customers. We have strengthened staff in our more vibrant markets. We are also prepared for any new opportunities that may be presented to us due to the economic climate. Even in this current low-rate interest rate environment, we are seeing growth in deposits. Loan demand has dampened in the second quarter and, of course, we are being very selective in making loans. Overall, in the second quarter of 2009, customers appeared to be saving more and borrowing less. We have had a nice response to the deposit specials introduced to celebrate the company’s 125th anniversary, and we expect to retain many of the new accounts opened with the special offer.
     Again, the board and management appreciate the very strong support we have received from the shareholders and welcome your thoughts and comments.

Very truly yours,
/s/ James O. Miller
James O. Miller
President & C.E.O.

[1]	Non-GAAP Financial Measures: Management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate the Corporation’s performance. Specifically, management reviews per share earnings before economic issues. Net income before economic issues equals net income for the year without certain expenses related to the downturn in the economy, specifically provision for loan losses, FDIC premiums and expenses related to repossessions, foreclosures and Other Real Estate Owned. Management believes the net income per share before economic issues ensures comparability of operating performance from period to period. The table provided in this letter is a reconciliation of net income per share before economic issues to net income per share. This reconciliation is presented to comply with SEC Regulation G and not as an indication that the adjusted performance metric is a substitute for net income per share determined by GAAP.
Cautionary Statement Regarding Forward-Looking Information: Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.